UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                 SCHEDULE 13G/A
                                 AMENDMENT NO. 1

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        GUARANTY FEDERAL BANCSHARES, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                    40108P101
                                 (CUSIP Number)

                                DECEMBER 31, 2000
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
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CUSIP NO. 40108P101                                            Page 2 of 8 Pages
- ---------------------                                          -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Carl Marks Management Company, L.P.
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    137,128 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     -0-
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       137,128 shares
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   137,128 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IA, PN
   -----------------------------------------------------------------------------
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                                 SCHEDULE 13G/A
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CUSIP NO. 40108P101                                            Page 3 of 8 Pages
- ---------------------                                          -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Andrew M. Boas
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     137,128 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       -0-
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    137,128 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   137,128 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   HC, IN
   -----------------------------------------------------------------------------

                                 SCHEDULE 13G/A
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CUSIP NO. 40108P101                                            Page 4 of 8 Pages
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1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Robert C. Ruocco
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     137,128 shares
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       -0-
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    137,128 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   137,128 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   3.1%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   HC, IN
   -----------------------------------------------------------------------------

                                 SCHEDULE 13G/A
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CUSIP NO. 40108P101                                            Page 5 of 8 Pages
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ITEM 1(A). NAME OF ISSUER:

     Guaranty Federal Bancshares, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     1341 West Battlefield
     Springfield, MO 65807-4181

ITEM 2(A). NAME OF PERSON FILING:

     This Schedule is being jointly filed by Carl Marks Management Company, L.P., a registered investment adviser ("CMMC"), and the two individual general partners of CMMC, Messrs. Andrew M. Boas ("Boas") and Robert C. Ruocco ("Ruocco").

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     135 East 57th Street
     New York, NY 10022

ITEM 2(C). CITIZENSHIP:

     (i)  CMMC - A Delaware limited partnership
     (ii) Messrs. Boas and Ruocco - United States of America Citizens

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $1.00 per share

ITEM 2(E). CUSIP NUMBER:

     40108P101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ]  Broker or Dealer registered under section 15 of the Act,

           (b) [ ]  Bank as defined in section 3(a)(6) of the Act,

           (c) [ ]  Insurance Company as defined in section 3(a)(19) of the Act,

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

           (e) [X]  An investment adviser in accordance with
                    ss.240.13d-1(b)(1)(ii)(E)(CMMC),
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                                 SCHEDULE 13G/A
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CUSIP NO. 40108P101                                            Page 6 of 8 Pages
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           (f) [ ]  An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

           (g) [X] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

           (j) [ ]  A group, in accordance with ss.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to ss.240.13d-1(c), check this box [X]

ITEM 4. OWNERSHIP.

     The following states the beneficial ownership of the reporting persons as of December 31, 2000:

     CMMC:

     (a)  Amount beneficially owned: 137,128 shares

     (b)  Percent of class: 3.1%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 137,128 shares
          (ii)  Shared power to vote or to direct the vote: None
          (iii) Sole power to dispose or to direct the disposition of: 137,128 shares
          (iv)  Shared power to dispose or to direct the disposition of: None

     Boas:

     (a)  Amount beneficially owned: 137,128 shares

     (b)  Percent of class: 3.1%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: None
          (ii)  Shared power to vote or to direct the vote: 137,128 shares
          (iii) Sole power to dispose or to direct the disposition of: None
          (iv) Shared power to dispose or to direct the disposition of: 137,128 shares
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                                 SCHEDULE 13G/A
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CUSIP NO. 40108P101                                            Page 7 of 8 Pages
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     Ruocco:

     (a)  Amount beneficially owned: 137,128 shares

     (b)  Percent of class: 3.1%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: None
          (ii)  Shared power to vote or to direct the vote: 137,128 shares
          (iii) Sole power to dispose or to direct the disposition of: None
          (iv) Shared power to dispose or to direct the disposition of: 137,128 shares

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Two private investment partnerships directly or indirectly managed by one or more of the reporting persons have the right to receive the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock reported herein. Neither such party beneficially owns more than 5% of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                 SCHEDULE 13G/A
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CUSIP NO. 40108P101                                            Page 8 of 8 Pages
- ---------------------                                          -----------------

                                   SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                                             Carl Marks Management Company, L.P.


                                             By: /s/ Andrew M. Boas
                                                 -------------------------------
                                                 Title: A General Partner


                                                    /s/ Andrew M. Boas
                                             -----------------------------------
                                                       Andrew M. Boas


                                                   /s/ Robert C. Ruocco
                                             -----------------------------------
                                                      Robert C. Ruocco